EXHIBIT 99

                                      US AIRWAYS REPORTS JANUARY TRAFFIC

     ARLINGTON, Va., Feb. 5, 2003 -- US Airways reported its January 2003 passenger traffic today.

     Revenue passenger miles for January 2003 decreased 9.4 percent on 12.4 percent less capacity, compared to January 2002. The passenger load factor for the month was 62.2 percent, a 2.1 percentage-point increase compared to January 2002.

     The three wholly owned subsidiaries of US Airways Group, Inc. -- Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA, Inc. -- reported a 3.9 percent decrease in revenue passenger miles for the month on 4.4 percent less capacity year-over-year. The passenger load factor was 43.4 percent, an increase of 0.2 percentage points compared to January 2002.

     US Airways ended the month by completing 99.1 percent of its scheduled flights in January, a 0.7 percentage point improvement compared to January 2002.

     System mainline passenger unit revenue for January 2003 is expected to increase between 0.5 percent and 1.5 percent compared to January 2002.

Bankruptcy law does not permit solicitation of votes on a reorganization plan until the Bankruptcy Court approves the applicable disclosure statement relating to the plan as providing adequate information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of the holder of claims or interests of the relevant class to make an informed judgment about the plan. On January 17, 2003, the Bankruptcy Court approved the company's Disclosure Statement with respect to its First Amended Plan of Reorganization (Amended Plan) and authorized a balloting and solicitation process that commenced on January 31, 2003, and will conclude on March 10, 2003. A hearing on confirmation of the Amended Plan is scheduled to commence in the Bankruptcy Court on March 18, 2003. Persons who are entitled to vote on the Amended Plan should obtain and read the Bankruptcy Court-approved Disclosure Statement prior to voting to accept or reject the Amended Plan. The Company will emerge from Chapter 11 if and when the Amended Plan receives the requisite creditor approvals and is confirmed by the Bankruptcy Court.

Certain of the information contained here should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflects the company's current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; the company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the company's liquidity or results of operations; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing costs; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the company's products; acts of war or terrorism; and other risks and uncertainties listed from time to time in the company's reports to the United States Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Similarly, these and other factors, including the terms of any plan of reorganization ultimately confirmed, can affect the value of the company's various pre-petition liabilities, common stock and/or other equity securities. While no assurance can be given as to what values, if any, ultimately will be ascribed in the bankruptcy proceedings to each of these constituencies, it should be noted that the Amended Plan, which the company is seeking to confirm in March, affords no distribution to the company's equity security holders and cancels such equity securities. Accordingly, the company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

	US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	January 2003	January 2002	Percent Change
Revenue Passenger Miles (000):
Domestic*	1,989,320	2,349,357	(15.3)
International*	597,355	504,959	18.3
Total - Scheduled Service	2,586,675	2,854,316	(9.4)
Total (Including Charter)	2,586,794	2,854,316	(9.4)

Available Seat Miles (000):
Domestic*	3,267,205	3,984,567	(18.0)
International*	891,710	761,453	17.1
Total - Scheduled Service	4,158,915	4,746,020	(12.4)
Total (Including Charter)	4,159,228	4,746,020	(12.4)

Passengers Boarded*	2,904,372	3,470,196	(16.3)
System Load Factor*	62.2	60.1	2.1
Average Passenger Journey*	890.6	822.5	8.3

US AIRWAYS EXPRESS**
	January 2003	January 2002	Percent Change
Revenue Passenger Miles (000)	90,801	94,459	(3.9)
Available Seat Miles (000)	209,332	218,927	(4.4)
Passengers Boarded*	411,184	438,733	(6.3)
System Load Factor*	43.4	43.1	0.2
Average Passenger Journey	220.8	215.3	2.6
* Scheduled service ** Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA Airlines, Inc.

NOTE: Numbers may not add or calculate due to rounding.

NUMBER: 4477